Exhibit 10.4

                      GE CAPITAL COMMERCIAL SERVICES, INC.
                        505 N. Brand Boulevard, 7th Floor
                           Glendale, California 91203

                                February 24 2003


Unzipped Apparel LLC
5804 E. Slauson Avenue
Commerce, California 90040

         Re: Factoring Agreement, entered into concurrently herewith, by and between Unzipped Apparel LLC, a Delaware limited liability company ("Client") and GE Capital Commercial Services, Inc. ("Factor") (the "Factoring Agreement")

Ladies and Gentlemen:

         Reference is hereby made to the Factoring Agreement and any and all supplements and agreements entered into in connection therewith (collectively, the "Factoring Documents") pursuant to which, among other things, Factor has agreed to factor Client's accounts receivable (the "Factored Accounts") and make advances to Client against the purchase price of certain Factored Accounts (the "Advances"). The terms and the provisions of the Factoring Agreement are hereby incorporated by this reference and except as specifically provided herein all of the terms and provisions of the Factoring Agreement shall control the relationship of the parties. All initially capitalized terms used but not defined herein shall have the meanings attributed to same in the Factoring Agreement.

         Client's accounts receivable are presently being factored with The CIT Group/Commercial Services ("CIT"). Pursuant to the terms of the factoring agreement between Client and CIT the existing factoring relationship with CIT is scheduled to continue until September 30, 2003. As a result, no Accounts will be factored and no Advances will be made under the Factoring Agreement (i) until the Client's factoring relationship with CIT has terminated, (ii) the Client has provided Factor with a payoff letter/letter of indemnity from CIT, in form and substance acceptable to Factor in its sole and absolute discretion, and (iii) there does not then exist an Event of Default under the Factoring Agreement (collectively, the "Triggering Event").

         During the interim period from the Effective Date through the Triggering Event, Factor may, in its sole discretion, from time to time at Client's request provide Client with advances against factor balances owing from CIT to Client (the "Due From Factor Advances") up to an aggregate principal amount outstanding at any one time equal to eighty-five percent (85%) of confirmed factor balances owing from CIT to Client. Factor has the right, at any time and from time to time, to adjust this advance rate, hold any reserves it deems necessary as security for the payment and performance of the Obligations, and to impose other limitations that it deems necessary on Client's ability to obtain Due From Factor Advances. In no event shall a Due From Factor Advance be made or (if applicable) a letter of credit be issued if such Due From Factor Advance or issuance would cause the sum of (a) outstanding Due From Factor Advances (as determined and calculated in Factor's sole discretion), plus (b) the aggregate undrawn amounts of all outstanding letters of credit, plus (c) the aggregate principal amount of Inventory Advances then outstanding under the Factoring Agreement - Inventory Supplement, between Factor and Client of even date herewith, at any time exceed $25,000,000.

         Due From Factor Advances may be made available by Factor as provided herein, provided that: (i) Factor has received satisfactory evidence of termination of the assignment by Client to Congress of all factor balances owing to Client by CIT, with the form and substance of same to be acceptable to Factor in its sole and absolute discretion; (ii) CIT has agreed to the assignment by Client to Factor of all factor balances pursuant to an assignment of factor balances agreement executed by and among Client, Factor and CIT, with the form and substance of same to be acceptable to Factor in its sole and absolute



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discretion; (iii) Client has not (1) obtained any loans or advances from CIT,
(2) obtained CIT's guarantee of any amount due or to become due from Client to any third party, or (3) opened any letters of credit through CIT; (iv) Client is not factoring its accounts receivable with any other entity other than CIT; (v) no event of default has occurred under the factoring agreement between CIT and Client; (vi) no Event of Default has occurred under the Factoring Agreement; and
(vii) Factor is in receipt of evidence of the amount of the factor balances owing from CIT to Client, with such evidence to be provided on an ongoing basis as requested by Factor, with the form and substance of same to be acceptable to Factor in its sole and absolute discretion.

         All Due From Factor Advances shall be made according the terms and subject to the conditions of the Factoring Agreement (including, without limitation, terms and conditions applicable to Advances such as interest calculations and repayment obligations) and for all purposes shall constitute "Obligations" under the Factoring Agreement secured by the Collateral. Client and Factor agree that the terms and provisions of the Factoring Documents which contemplate the factoring of accounts receivable and the payment of certain commissions and fees in connection with such factoring activities will be postponed until such time that the Triggering Event occurs, if ever.

         Assigned factor balances proceeds will be applied against Client's outstanding Obligations in such order and manner as determined by Factor in its sole and absolute discretion.

         Upon the occurrence of the Triggering Event, any outstanding Due From Factor Advances shall become outstanding Advances.

         Notwithstanding anything to the contrary contained in the foregoing, in the event that the Triggering Event has not occurred on or before September 30, 2003, Factor may, at its option, deem the non-occurrence of the Triggering Event an Event of Default under the Factoring Agreement entitling Factor to, among other things, terminate the Factoring Agreement. Upon the termination of the Factoring Agreement as a result of the failure of the Triggering Event to occur on or before September 30, 2003, all Due From Factor Advances, plus any and all accrued interest thereon shall be immediately due and payable, together with any and all early termination fees and other Obligations that became due and owing as a result of such termination, as more particularly described in the Factoring Agreement.

         In consideration of Factor's agreement to provide Due From Factor Advances, Client agrees to pay: (i) interest on such outstanding Due From Factor Advances at the interest rate applicable to outstanding Advances under the Factoring Agreement; (ii) a monthly accommodation fee of $10,000 per month, with such fee to be prorated for any partial months; and (iii) any other fees set forth in the Factoring Documents that do not specifically relate to the factoring of accounts receivable.

         Please acknowledge your agreement to the foregoing by executing where indicated below.

Sincerely,

GE CAPITAL COMMERCIAL SERVICES, INC.


By:  /s/ Michale Gardner
    -------------------------------------------------
Name:   Michale Gardner
      -----------------------------------------------
Title:  Sr. Vice President
       ----------------------------------------------


Agreed to and accepted:

UNZIPPED APPAREL LLC


By:  /s/ Hubert Guez
    -------------------------------------------------
Name:  Hubert Guez
      -----------------------------------------------
Title:  CEO
       ----------------------------------------------